FORM 8-K/A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                 Current Report Pursuant to Section 13 or 15(b)
                     of the Securities Exchange Act of 1934

                       Date of report: September 21, 2001
                (Date of earliest event reported : July 9, 2001)

                          Continental Resources, Inc.
             (Exact name of registrant as specified in its charter)


Oklahoma                         333-61547                   73-0767549
-------------------------------------------------------------------------------
(State or other jurisdiction (Commission File Number)   (I.R.S. Employer
of incorporation)                                       Identification No.)

302 N. Independence, Suite 106, Enid, Oklahoma                73701
----------------------------------------------                -----
(Address of principal executive offices)                   (Zip Code)


                                  580-233-8955
                                  ------------
              (Registrant's telephone number, including area code)

              ----------------------------------------------------
          (Former name or former address, if changed since last report)

     As indicated in the Registrant's Form 8-K as filed with the Securities and Exchange Commission on July 18, 2001 ("Form 8-K"), the financial and pro forma financial information required to be filed therewith would be filed not later than 60 days after July 23, 2001. Accordingly, this Amendment No. 1 to form 8-K supplies the financials and pro forma financial information as required.

Item 7.  Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Report of Independent Public Accountants

To the Board of Directors
of Continental Resources, Inc.:

We have audited the accompanying consolidated balance sheet of Farrar Oil Company (a Delaware corporation) and subsidiary as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financials are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farrar Oil Company and subsidiary as of December 31, 2000 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                        ARTHUR ANDERSEN LLP
Oklahoma City, Oklahoma
July 20, 2001

                               Farrar Oil Company
                           Consolidated Balance Sheets
                             (Dollars in thousands)
Assets                                                        December 31,   June 30,
                                                              ------------   --------
                                                                2000           2001
                                                                ----           ----
Current Assets                                                              (unaudited)
      Cash and cash equivalents                                 $  3,234    $  5,313
      Accounts receivable-
          Oil and gas sales                                        1,929       1,861
          Joint interest and other                                    86         140
      Inventories                                                    266         453
      Prepaid expenses                                                27          89
                                                                --------    --------
                    Total current assets                           5,542       7,856
                                                                --------    --------

Property and Equipment:
      Oil and gas properties-
            Producing properties                                  45,916      46,088
            Non-producing properties                                 375          61
      Service properties, equipment and other                      3,515       3,506
                                                                --------    --------
                    Total property and equipment                  49,806      49,655
      Less-Accumulated depreciation, depletion & amortization    (34,712)    (35,627)
                                                                --------    --------
                    Net property and equipment                    15,094      14,028
                                                                --------    --------

Other Non Current Assets                                              10          10
                                                                --------    --------

TOTAL ASSETS                                                    $ 20,646    $ 21,894
                                                                ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                               Farrar Oil Company
                           Consolidated Balance Sheets
                             (Dollars in thousands)
                                                                  December 31,  June 30,
                                                                  ------------  --------
Liabilities and Stockholders' Equity                                  2000       2001
                                                                      ----       ----
                                                                              (unaudited)
Current Liabilities:
Accounts payable                                                    $    567    $    365
      Revenues and royalties payable                                      22          30
      Accrued liabilities and other                                      249         612
                                                                    --------    --------
                    Total current liabilities                            838       1,007
                                                                    --------    --------

Long-term Debt, net of current portion                                   900          --
            Commitments and contingencies (Note 6)

                    Total liabilities                                  1,738       1,007
                                                                    --------    --------

Stockholders' Equity:
      Common stock, $1 par value
      50,000 shares authorized
      32,115 shares issued and 29,825 shares outstanding (Note 4)         32          32
       Treasury stock, at cost                                          (252)       (252)
      Additional paid-in capital                                       3,780       3,780
      Retained earnings                                               15,348      17,327
                                                                    --------    --------
                    Total stockholders' equity                        18,908      20,887
                                                                    --------    --------

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                                               $ 20,646    $ 21,894
                                                                    ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                               Farrar Oil Company
                      Consolidated Statements of Operations
                             (Dollars in thousands)

                                                                 Year Ended    Six Months Ended
                                                                 December 31, June 30,   June 30,
                                                                 ------------ --------   --------
                                                                   2000        2000        2001
                                                                   ----        ----        ----
                                                                                  (unaudited)
Revenue:
      Oil and gas sales                                          $ 19,229    $  7,588    $ 11,498
      Oil and gas service operations                                  235         230          21
                                                                 --------    --------    --------
              Total revenues                                       19,464       7,818      11,519
                                                                 --------    --------    --------

Operating costs and expenses:
      Production expenses                                           4,561       2,054       2,293
      Production taxes                                                491         210         328
      Exploration expenses                                            188          90         275
      Oil and gas service operations                                  184         178          17
      Depreciation, depletion & amortization                        3,586       1,366       1,554
      General and administrative                                    1,250         504         790
                                                                 --------    --------    --------
                    Total operating costs and expenses             10,260       4,402       5,257
                                                                 --------    --------    --------

                    Operating income                                9,204       3,416       6,262
                                                                 --------    --------    --------

Other income and expenses:
Interest income                                                        66          16         108
      Interest expense                                               (176)       (125)         (5)
      Other (expense) income, net                                    (119)        163         315
                                                                 --------    --------    --------
                    Total other (expense) income                     (229)         54         418
                                                                 --------    --------    --------

                    Income before income taxes                      8,975       3,470       6,680

      Federal and state income taxes                                   --          --          --
                                                                 --------    --------    --------

NET INCOME                                                       $  8,975    $  3,470    $  6,680
                                                                 ========    ========    ========


The accompanying notes are an integral part of these consolidated financial statements.

                               Farrar Oil Company
                 Consolidated Statement of Stockholders' Equity
                  For the Year Ended December 31, 2000 and the
                   Six Months Ended June 30, 2001 (unaudited)
                                                 Additional
                                Common Stock      Paid-In      Retained     Treasury Stock         Stockholder's
                             Shares    Amount     Capital      Earnings    Shares     Amount          Equity
                             ------    ------     -------      --------    ------     ------          ------
Balance December 31, 1999    32,115    $32,115   $3,687,947   $8,432,509    2,601   ($286,683)      $11,865,888
   Dividends Paid                --         --           --   (2,060,000)      --          --       ($2,060,000)
   Employee Stock Bonus          --         --       92,222           --     (311)     34,279          $126,501
   Net Income                    --         --           --    8,975,252       --          --        $8,975,252

Balance December 31, 2000    32,115    $32,115   $3,780,169  $15,347,761    2,290   ($252,404)      $18,907,641
   Dividends Paid                --         --          --    (4,700,000)      --          --       ($4,700,000)
   Net Income                    --         --          --     6,679,488       --          --        $6,679,488
                             ------    -------   ----------  -----------    -----   ---------       -----------

Balance June 30, 2001        32,115    $32,115   $3,780,169  $17,327,249    2,290   ($252,404)      $20,887,129
                             ======    =======   ==========  ===========    =====   =========       ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            Farrar Oil Company, Inc.
                      Consolidated Statements of Cash Flows

                             (Dollars in thousands)
                                                                      Year ended   Six months ended June 30,
                                                                   December 31,2000   2000         2001
                                                                   ----------------   ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:                                                     (unaudited)
Net Income                                                              $  8,975    $  3,470    $  6,680
xAdjustments to reconcile net income to
      cash provided by operating activities--
      Depreciation, depletion and amortization                             3,586       1,366       1,554
      (Gain) loss on sale of assets                                          174        (113)       (294)
      Dry hole cost and impairment of undeveloped leases                     162          69           5
      Employee Stock Bonus                                                   127          --          --
     Changes in current assets and liabilities--
(Increase)/decrease in accounts receivable                                  (386)        (50)         13
      (Increase)/decrease in inventories                                      81          11        (187)
      Increase in prepaid  expenses                                           (5)        (25)        (62)
      Increase/(decrease) in accounts payable                                102        (165)       (202)
      Increase in revenues and royalties payable                               1           3           8
      Increase/(decrease) in accrued liabilities and other                    83         (46)        363
                                                                        --------    --------    --------
                      Net cash provided by operating activities           12,900       4,520       7,878
                                                                        --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Exploration and development                                          (2,372)       (780)       (499)
     Purchase of producing properties                                     (1,044)
     Proceeds from sale of assets                                            631         387         300
                                                                        --------    --------    --------

                      Net cash used in investing activities               (2,785)       (393)       (199)
                                                                        --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayment of shareholder notes                                       (5,470)         --          --
     Repayment of line of credit and other                                    --      (3,450)       (900)
     Payment of cash dividend                                             (2,060)     (1,020)     (4,700)
                                                                        --------    --------    --------

                      Net cash used in financing activities               (7,530)     (4,470)     (5,600)
                                                                        --------    --------    --------

NET INCREASE (DECREASE)  IN CASH                                           2,585        (343)      2,079

CASH AND CASH EQUIVALENTS, beginning of period                               649         649       3,234
                                                                        --------    --------    --------

CASH AND CASH EQUIVALENTS, end of period                                $  3,234    $    306    $  5,313
                                                                        ========    ========    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
     Interest paid                                                      $    246    $    213    $     24
                                                                        ========    ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                        FARRAR OIL COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

1. ORGANIZATION:

     Farrar Oil Company ("Farrar") was incorporated in Delaware effective January 1, 1981, for the primary purpose of locating, acquiring and producing oil and gas properties, promoting investment in such properties and performing drilling and completion operations. Farrar is based in Mt. Vernon, Illinois and has 568 operated and 232 non-operated wells in Illinois, Kentucky, Montana, Oklahoma and North Dakota at December 31, 2000. Farrar has one wholly-owned subsidiary, Har-Ken Oil Company ("Har-Ken").

      INTERIM CONSOLIDATED FINANCIAL INFORMATION

     The interim consolidated financial statements as of and for the six months ended June 30, 2000 and 2001, are unaudited, and certain disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements have been included.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation

     The accompanying consolidated financial statements include the accounts and operations of Farrar and Har-Ken (collectively the "Company"). All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

     Accounts Receivable

     The Company operates exclusively in the oil and natural gas exploration and production industry. No allowance for doubtful accounts has been recorded in the accompanying consolidated December 31, 2000, balance sheet.

     Inventories

     Inventories, consisting of equipment and supplies purchased for future use in oil and gas exploration, development and drilling activities are recorded at the lower of average cost or market.

     Property and Equipment

     The Company utilizes the successful efforts method of accounting for oil and gas activities whereby costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized. These costs are amortized to operations on a unit-of-production method based on proved developed oil and gas reserves, allocated property by property, as estimated by petroleum engineers. Geological and geophysical costs, lease rentals and costs associated with unsuccessful exploratory wells are expensed as incurred. Non-producing leaseholds are periodically assessed for impairment, based on exploration results and planned drilling activity. Maintenance and repairs are expensed as incurred, except that the cost of replacements or renewals that expand capacity or improve production are capitalized. Service property and equipment, which includes certain buildings, is depreciated using the straight-line method over estimated useful lives of 5 to 40 years.

     Income Taxes

     The Company, effective January 1, 1990, elected Subchapter S status as provided under the Internal Revenue Code. As a result, income taxes attributable to federal taxable income of the Company, if any, are payable by the stockholders of the Company.

     Treasury Stock

     At December 31, 2000, treasury stock include 2,290 shares of the Company's common stock recorded at cost. Issuances of treasury stock are recorded at the weighted average cost of the treasury shares with additional proceeds, if any, recorded as additional paid-in capital. Significant Customer

     During 2000, approximately $14,850,000 or 76% of the Company's total revenues were derived from sales made to a single customer.

     Revenue Recognition

     Revenues are recognized when production is sold.

     Gas Balancing Arrangements

     The Company follows the "sales method" of accounting for its gas revenue whereby the Company recognizes sales revenue on all gas sold to its purchasers, regardless of whether the sales are proportionate to the Company's ownership in the property. A liability is recognized only to the extent that the Company has a net imbalance in excess of their share of the reserves in the underlying properties. The Company's aggregate imbalance positions at December 31, 2000 were not material.

     Business Segments

     The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (SFAS) No, 131, "Disclosure About Segments of an Enterprise and Related Information."

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Of the estimates and assumptions that affect reported results, the estimate of the Company's oil and natural gas reserves, which is used to compute depreciation, depletion, amortization and impairment on producing oil and gas properties, is the most significant.

     Accounting Principles

     In June 1998, the Financial Accounting Standards Board ("FASB") issued statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and for Hedging Activities", with an effective date for periods beginning after June 15, 1999. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". As a result of SFAS No. 137, adoption of SFAS No.133 is now required for financial statements for periods beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. SFAS No. 133 sweeps in a broad population of transactions and changes the previous accounting definition of a derivative instrument. Under SFAS No. 133, every derivative instrument is recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Management reviewed all contracts throughout the Company to identify both freestanding and embedded derivatives which meet the criteria set forth in SFAS No. 133 and SFAS No. 138. The Company adopted the new standards effective January 1, 2001. On January 1, 2001, the Company had no outstanding derivatives which were required to be marked to market. As a result the adoption of SFAS No. 133 and SFAS No. 138 had no significant impact on the Company's financial position or results of operations.

     Accounting Pronouncement

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires all businesses to recognize liabilities related to legal asset retirement obligations when they are incurred, measure them at their fair value, and classify the accrued amount as a liability in the balance sheet. The Company will record a material asset retirement obligation under the new Standard but is uncertain how these requirements will affect its financial statements.

3. LONG TERM INVESTMENT

     The Company holds 35.89% interest in Shiloh Hotel Partners ("SHP") which was formed in 1984 and is controlled by the Company's principal shareholder. SHP until December 31, 1998, owned and operated a Holiday Inn in Mt. Vernon, Illinois. On December 31, 1998, SHP sold the Holiday Inn and in 2001 the partnership is expected to be completely liquidated. Based upon the Company's evaluation of the anticipated cash flows from the liquidation of SHP, the Company's remaining investment was written off.

4. STOCKHOLDERS' EQUITY

     The Company has an agreement regarding the sale or transfer of stock with each of its shareholders. The agreement provides, among other things, that no shares may be sold or transferred without first offering the shares for sale to the Company at the same price as that provided for in any bona fide offer received by the shareholder.

     During 2000, the Company awarded 311 shares of common stock, previously held as treasury stock, to an employee. As a result of this award, the Company recorded compensation expense, based upon the stockholders' fair market value of approximately $126,500.

5. INCOME TAXES

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As mentioned in Note 2, the Company is an S-Corporation resulting in the taxable income or loss of the Company being reported to the stockholders and included in their respective Federal and state income tax returns. The taxable income of the Company attributable to the stockholders is different than the net income of the Company due primarily to intangible drilling costs which are capitalized for financial reporting purposes and accelerated depreciation and depletion methods utilized for tax purposes.

6. COMMITMENTS AND CONTINGENCIES

     Company employees are eligible to participate in the Company's 401K Retirement Savings Plan ("Plan") after one year of service. Effective January 2, 2001, under the Plan, the Company matches 50% of employees' contributions up to 3% of pay. Previously the Company's match was 25% of the employees contribution for the first 3% of pay. The Company contributed $6,445 in 2000 and $9,662 thru June 30, 2001.

     Due to the nature of the oil and gas business, the Company is exposed to possible environmental risks. The Company has implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. The Company is not aware of any material potential environmental issues or claims.

7. TRANSACTIONS WITH RELATED PARTIES

     Certain employees and shareholders of the Company, own working interests in oil and gas properties operated by the Company and, as such, are billed their respective share of the costs of drilling, completing and operating these properties.

     All the unsecured promissory notes listed in Note 8 are payable to shareholders or the Chairman of the Board.

8. NOTES PAYABLE

     The long-term debt of the Company as of December 31, 2000, include unsecured notes payable to related parties with all principal and accrued interest due in 2013. Interest is due quarterly at a fixed rate of 5.35%.

The outstanding notes include the following:

Marital Trust "B"                   $ 150,000
Marjorie S. Farrar                    750,000
                                    ---------
TOTAL NOTES PAYABLE                 $ 900,000
                                    =========

Subsequent to December 31, 2000, all outstanding amounts due under the notes were repaid.

9. SUBSEQUENT EVENT

     In June 2001, the Company and its stockholders entered into a definitive agreement with Continental Resources, Inc. providing for the acquisition of the Company's energy assets.

10. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED):

     Proved Oil and Gas Reserves

     The following reserve information was developed from reserve reports as of December 31, 1999 and 2000, prepared by the Company's internal reserve engineers and set forth the changes in estimated quantities of proved oil and gas reserves of the Company during the year presented.

                                                                   Crude Oil and
                                                     Natural Gas     Condensate
                                                        (MMcf)         (MBbls)
                                                        ------         -------
Proved reserves as of December 31, 1999                 4,416            3,978
   Revisions of previous estimates                      3,285               10
   Extensions, discoveries and other additions             29              357
   Production                                            (778)            (586)
   Purchase of minerals in place                            0              160
                                                        -----            -----
Proved reserves as of December 31, 2000                 6,952            3,919
                                                        =====            =====

Proved developed reserves
   January 1, 2000                                      4,416            3,978
   January 1, 2001                                      6,952            3,919

     Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved developed reserves are proved reserves which are expected to be recovered through existing wells with existing equipment and operating methods.

     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured, and estimates of engineers other than the Company's might differ materially from the estimates set forth herein. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

     Gas imbalance receivables and liabilities for the year ended December 31, 2000, were not material and have not been included in the reserve estimates.

     Costs Incurred in Oil and Gas Activities

     Costs incurred in connection with the Company's oil and gas acquisition, exploration and development activities during the year are shown below (in thousands of dollars). Amounts are presented in accordance with SFAS No. 19, and may not agree with amounts determined using traditional industry definitions.

                                                                  2000
                                                                  ----
Property acquisition costs:
            Proved Purchased                                     $1,044

            Unproved                                                  0
                                                                 ------
                  Total property acquisition costs               $1,044

Exploration costs                                                   512
Development costs                                                 1,722
                  Total                                          ------
                                                                 $3,278
                                                                 ======

     Aggregate Capitalized Costs

     Aggregate capitalized costs relating to the Company's oil and gas producing activities, and related accumulated DD&A, as of December 31 (in thousands of dollars):

                                                                  2000
                                                                  ----
Proved oil and gas properties                                   $45,916
Unproved oil and gas properties                                     375
                                                                -------

                  Total                                          46,291

Less- Accumulated DD&A                                           32,885
                                                                -------
Net capitalized costs                                           $13,406
                                                                =======

     Oil and Gas Operations (Unaudited)

     Aggregate results of operations for each period ended December 31, in connection with the Company's oil and gas producing activities are shown below (in thousands of dollars):

                                                                 2000
                                                                 ----
Revenues                                                        $19,229
Production costs                                                  5,052
Exploration expenses                                                188
DD&A and valuation provision(1)                                   3,346

Income                                                           10,643

Income tax expense(2)                                                --
Results of operations from producing activities
  (excluding corporate overhead and interest costs)             $10,643
                                                                =======

     (1) Includes $99 thousand in 2000 of additional DD&A as a result of SFAS No. 121 impairments.
     (2) The Company is an S-Corporation, as a result the income or loss of the Company is taxable at the stockholder level.

     Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

     The following information is based on the Company's best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2000, as required by Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 69. The Standard requires the use of a 10% discount rate. This information is not the fair market value nor does it represent the expected present value of future cash flows of the Company's proved oil and gas reserves (in thousands of dollars).

                                                              2000
                                                              ----
Future cash inflows
                                                           $ 172,021
Future production and development costs                      (65,569)
Future income tax expenses                                        --
                                                           ---------
Future net cash flows                                        106,452

10% annual discount for estimated timing of cash flows       (42,771)
                                                           ---------

Standardized measure of discounted future net cash flows   $  63,681
                                                           =========

     Future cash inflows are computed by applying year-end prices of oil and gas relating to the Company's proved reserves to the year-end quantities of those reserves. The year-end weighted average oil price utilized in the computation of future cash inflows was approximately $23.87 and $26.62 per BBL at December 31, 1999 and 2000, respectively. The year-end weighted average gas price utilized in the computation of future cash inflows was approximately $1.77 and $9.76 per MCF at December 31, 1999 and 2000, respectively.

     Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing the Company's proved oil and gas reserves at the end of the year, based on year-end costs, and assuming continuation of existing economic conditions.

     Income taxes were not computed at December 31, 2000, as the Company elected S-Corporation status effective January 1, 1990.

     Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to the Company's proved oil and gas reserves at year-end are shown below (in thousands of dollars):

                                                                         2000
                                                                         ----
Standardized measure of discounted future net cash flows at
  the beginning of the year                                            $ 40,748
Extensions, discoveries and improved recovery, less related costs         6,334
Revisions of previous quantity estimates                                  7,653
Purchases (sales) of minerals in place                                    1,871
Net changes in prices and production costs                               23,456
Accretion of discount                                                     4,075
Sales of oil and gas produced, net of production costs                  (14,177)
Change in timing of estimated future production, and other               (6,279)
                                                                        -------
Standardized measure of discounted future net cash flows at
  the end of the year                                                  $ 63,681
                                                                       ========

(b) Unaudited Pro Forma Financial Statements

     The following unaudited pro forma financial information presents the historical consolidated balance sheet and statement of income of Continental Resources, Inc. (the "Company") after giving effect to the acquisition of the assets of Farrar Oil Company ("Farrar") and its subsidiary. The unaudited pro forma balance sheet at June 30, 2001, gives effect to the acquisition as if it had occurred at June 30, 2001. The unaudited pro forma statement of income for the year ended December 31, 2000, gives effect to the acquisition as if it had occurred at January 1, 2000. The unaudited pro forma statement of income for the six months ended June 30, 2001, gives effect to the acquisition as if it had occurred at January 1, 2001.

     The following unaudited pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of the Company and Farrar. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the transaction been consummated on the date, or at the beginning of the periods, for which the transaction is being given effect nor is it necessarily indicative of future operating results or financial position.

                                        Continental Resources, Inc. and Subsidiaries
                                             Unaudited Pro Forma Balance Sheets
                                                       June 30, 2001
                                                                Continental    Farrar Oil                   Pro Forma
                                                              Resources, Inc.   Company       Pro Forma     Continental
                                                               (As Reported)  (As Reported)  Adjustments  Resources, Inc.
                                                               -------------  -------------  -----------  ---------------
ASSETS                                                                          (Dollars in thousands)
Current Assets
      Cash and cash equivalents                                 $   7,456    $   5,313    $  (5,313)(1)    $   7,456
      Accounts receivable-
          Oil and gas sales                                        12,144        1,861       (1,861)(1)       12,144
          Joint interest and other                                  7,343          140         (140)(1)        7,343
      Inventories                                                   5,675          453          497 (2)        6,625
      Prepaid expenses                                                326           89          (89)(1)          326
      Advances to affiliates                                        1,990           --           --            1,990
                                                                ---------    ---------    ---------        ---------
                    Total current assets                           34,934        7,856       (6,906)          35,884

Property and Equipment:
      Oil and gas properties-
            Producing properties                                  339,169       46,088      (15,485)(2)      369,772
            Non-producing properties                               47,805           61        1,056 (2)       48,922
      Gas gathering and processing facilities                      26,581           --           --           26,581
      Service properties, equipment and other                      16,118        3,506       (2,506)(2)       17,118
                                                                ---------    ---------    ---------        ---------
                    Total property and equipment                  429,673       49,655      (16,935)         462,393
      Less-Accumulated depreciation, depletion & amortization    (157,576)     (35,627)      35,627 (3)     (157,576)
                                                                ---------    ---------    ---------        ---------
                    Net property and equipment                    272,097       14,028       18,692          304,817

Other Assets:
      Deferred loan costs                                           5,218           --           --            5,218
      Other assets                                                      5           10          (10)(1)            5
                                                                ---------    ---------    ---------        ---------
                    Total other assets                              5,223           10          (10)           5,223
TOTAL ASSETS                                                    $ 312,254    $  21,894    $  11,776        $ 345,924
                                                                =========    =========    =========        =========

See accompanying notes to unaudited pro forma financial statements.

                                        Continental Resources, Inc. and Subsidiaries
                                             Unaudited Pro Forma Balance Sheets
                                                       June 30, 2001
                                                  Continental      Farrar Oil                  Pro Forma
                                                 Resources, Inc.    Company     Pro Forma     Continential
                                                  (As Reported)  (As Reported) Adjustments   Resources, Inc.
                                                  -------------  ------------- -----------   ---------------
                                                                     (Dollars in thousands)
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable                                     $  14,527   $     365    $    (365)(4)   $  14,527
      Current portion of long-term debt                     --          --        5,400 (5)       5,400
      Revenues and royalties payable                     5,413          30          (30)(4)       5,413
      Accrued liabilities and other                     10,075         612         (612)(4)      10,075
                                                     ---------   ---------    ---------       ---------
                    Total current liabilities           30,015       1,007        4,393          35,415

Long-term Debt, net of current portion                 136,350          --       28,270 (5)     164,620

Other Noncurrent Liabilities                                93          --           --              93

Commitments and contingencies (Note 6)

Stockholders' Equity:
      Common  stockholders' equity                         144          32          (32)(6)         144
      Treasury stock, at cost                               --        (252)         252 (6)          --
      Additional paid-in capital                        25,087       3,780       (3,780)(6)      25,087
      Retained earnings                                120,565      17,327      (17,327)(6)     120,565
                                                     ---------   ---------    ---------       ---------
                    Total stockholders' equity         145,796      20,887      (20,887)        145,796
                                                     ---------   ---------    ---------       ---------

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                                $ 312,254   $  21,894    $  11,776       $ 345,924
                                                     =========   =========    =========       =========

                                        Continental Resources, Inc. and Subsidiaries
                                        Unaudited Pro Forma Statements of Operations
                                           For the Six Months Ended June 30, 2001
                                                  Continental      Farrar Oil                  Pro Forma
                                                 Resources, Inc.    Company     Pro Forma     Continential
                                                  (As Reported)  (As Reported) Adjustments   Resources, Inc.
                                                  -------------  ------------- -----------   ---------------
                                                                     (Dollars in thousands)
Revenue
   Oil and gas sales                                 $  62,825    $  11,498           --    $  74,323
   Crude oil marketing sales                           132,416           --           --      132,416
   Gathering, marketing and processing                  24,424           --           --       24,424
   Oil and gas service operations                        4,065           21           --        4,086
                                                     ---------    ---------    ---------    ---------
               Total revenues                          223,730       11,519           --      235,249

Operating costs and expenses
   Production expenses                                  14,397        2,293           --       16,690
   Production taxes                                      4,915          328           --        5,243
   Exploration expense                                   4,171          275           --        4,446
   Crude oil marketing purchases and expenses          132,095           --           --      132,095
   Gathering, marketing and processing                  20,299           --           --       20,299
   Oil and gas service operations                        3,049           17           --        3,066
   Depreciation, depletion and amortization             12,266        1,554        3,357 (7)   17,177
   General and administrative                            5,381          790           --        6,171
                                                     ---------    ---------    ---------    ---------
               Total operating costs and expense       196,573        5,257        3,357      205,187

               Operating income                         27,157        6,262       (3,357)      30,062

Other income and expense
   Interest income                                         413          108           --          521
   Interest expense                                     (7,206)          (5)      (1,313)(8)   (8,524)
   Other income                                          1,986          315           --        2,301
                                                     ---------    ---------    ---------    ---------
               Total other (expense) income             (4,807)         418       (1,313)      (5,702)

               Income before income taxes               22,350        6,680       (4,670)      24,360

   Federal and state income taxes benefit (expense)         --           --           --           --

               NET INCOME                            $  22,350    $   6,680    $  (4,670)   $  24,360
                                                     =========    =========    =========    =========

Earnings (loss) per common share
   Basic                                             $    1.56                              $    1.69
   Diluted                                           $    1.55                              $    1.68

See accompanying notes to unaudited pro forma financial statements.

                                        Continental Resources, Inc. and Subsidiaries
                                        Unaudited Pro Forma Statements of Operations
                                            For the Year Ended December 31, 2000
                                                  Continental      Farrar Oil                  Pro Forma
                                                 Resources, Inc.    Company     Pro Forma     Continential
                                                  (As Reported)  (As Reported) Adjustments   Resources, Inc.
                                                  -------------  ------------- -----------   ---------------
                                                                     (Dollars in thousands)
Revenue
   Oil and gas sales                                 $ 115,478    $  19,229           --    $ 134,707
   Crude oil marketing sales                           279,834           --           --      279,834
   Gathering, marketing and processing                  32,758           --           --       32,758
   Oil and gas service operations                        7,656          235           --        7,891
                                                     ---------    ---------    ---------    ---------
               Total revenues                          435,726       19,464           --      455,190

Operating costs and expenses
   Production expenses                                  20,301        4,561           --       24,862
   Production taxes                                      9,506          491           --        9,997
   Exploration expense                                  13,321          188           --       13,509
   Crude oil marketing purchases and expenses          278,809           --           --      278,809
   Gathering, marketing and processing                  27,593           --           --       27,593
   Oil and gas service operations                        5,582          184           --        5,766
   Depreciation, depletion and amortization             21,945        3,586        6,463 (7)   31,994
   General and administrative                           10,358        1,250           --       11,608
                                                     ---------    ---------    ---------    ---------
               Total operating costs and expense       387,415       10,260        6,463      404,138

               Operating income                         48,311        9,204       (6,463)      51.052

Other income and expense
   Interest income                                         756           66           --          822
   Interest expense                                    (15,786)        (176)      (2,886)(8)  (18,848)
   Other income                                          4,499         (119)          --        4,380
                                                     ---------    ---------    ---------    ---------
               Total other (expense) income            (10,531)        (229)      (2,886)     (13,646)

               Income before income taxes               37,780        8,975       (9,349)      37,406

   Federal and state income taxes benefit (expense)          --          --           --           --

               NET INCOME                            $  37,780    $   8,975    $  (9,349)   $  37,406
                                                     =========    =========    =========    =========

Earnings per common share
   Basic                                             $    2.63                              $    2.60
   Diluted                                           $    2.62                              $    2.59

See accompanying notes to unaudited pro forma financial statements.

                           CONTINENTAL RESOURCES, INC.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Method of accounting for the acquisition

     Continental Resources accounted for the asset purchase using the purchase method of accounting for business combinations. Accordingly, Farrar's assets acquired and liabilities assumed by Continental were revalued and recorded at their estimated fair market values. In the acquisition, Continental purchased the oil and gas assets of Farrar and its subsidiary and is entitled to the net cash flow of the assets subsequent to the transaction's effective date, May 15, 2001. Continental did not acquire any of Farrar's non oil and gas related assets or working capital and did not assume any long-term debt.

PRO FORMA ADJUSTMENTS

1. This adjustment eliminates assets not included in the assets purchased by the Company.

2. This adjustment reflects the allocation of the purchase price to the assets acquired by the Company as follows (in thousands):

                     Current assets - inventories                  $    950
                     Producing properties                            30,603
                     Non-producing properties                         1,117
                     Service properties, equipment and other          1,000
                                                                   --------
                               Total purchase price                $ 33,670
                                                                   ========

     The purchase price allocation is subject to changes in:


o The fair value of the net cash flow of the acquired assets subsequent to the effective date

o    Satisfactory cure of identified title defects by the seller, and

o    The actual costs incurred in connection with the asset purchase.

     Management does not believe the final purchase price will differ materially from the estimated purchase price allocation.

3. This adjustment eliminates the accumulated depreciation recorded prior to the acquisition by the Company.

4. This adjustment eliminates liabilities not assumed in the acquisition of the Farrar Oil Company assets.

5. This adjustment reflects borrowings under the Company's revolving credit agreement to fund the purchase of the assets of Farrar Oil Company.

6. This adjustment eliminates the historical equity of Farrar Oil Company to reflect the Company's asset purchase.

7. To adjust depreciation and amortization to reflect estimated pro forma depreciation based upon the Company's allocated purchase price basis in the fixed assets.

8. This adjustment increases interest expense to reflect estimated pro forma interest expense on the $33.7 million borrowed by the Company to finance the acquisition of the assets of Farrar Oil Company.

                                   Signatures
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        Continental Resources, Inc.
                                        (Registrant)

Date September 21, 2001                 By ROGER V. CLEMENT
                                           Roger V. Clement
                                           Senior Vice President and
                                           Chief Financial Officer